Exhibit 10.14

EXECUTION VERSION

Confidential Materials omitted and filed with the

Securities and Exchange Commission. Asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

AND

TREVI THERAPEUTICS, INC.

EFFECTIVE NOVEMBER 6, 2018

EXCLUSIVE LICENSE AGREEMENT

This agreement (hereinafter the “Agreement”) is made and is effective as of the 6th day of November, 2018, (hereinafter the “Effective Date”) by and between Rutgers, The State University of New Jersey having an office at 33 Knightsbridge Rd, Piscataway, NJ 08854 (hereinafter “Rutgers” or “Licensor”), on the one hand, and Trevi Therapeutics, Inc. (hereinafter the “Licensee”), a Delaware corporation, having a place of business at 195 Church Street, 14th Floor, New Haven, CT 06510, on the other hand.

RECITALS

WHEREAS, the Licensor owns the patent applications and issued patents described in Section 1.23 below claiming certain inventions generally characterized as “USE OF A DUAL KAPPA-AGONIST/MU-ANTAGONIST THERAPEUTIC AGENT FOR TREATMENT OF L-DOPA INDUCED DYSKINESIA” Docket S11-049 (hereinafter the “Inventions(s)”) which were invented jointly Dr. Mouradian of Licensor, an individual Dr. Michael Voronkov (“MV”) and an individual Dr. Stephen Braithwaite (“SB”) (hereinafter the “Inventors(s)”) and the Licensor owns or controls the related know how described in Section 1.16 below;

WHEREAS, MentiNova, Inc. (“MentiNova”) and Licensor had been parties to a Restated and Amended Exclusive License Agreement dated May 5, 2014 with retroactive effect to January 22, 2013 (the “MentiNova/Rutgers Agreement”), pursuant to which MentiNova had obtained licenses under the Patent Rights and Know-how from Licensor;

WHEREAS, MentiNova and Rutgers have agreed to terminate the MentiNova/Rutgers Agreement, effective immediately prior to the execution of this Agreement;

WHEREAS Licensor and Licensee wish to enter into this Agreement so that, among other things, Licensee receives full and exclusive license rights to the Invention(s); and

NOW THEREFORE, in consideration of the premises and of the promises and covenants contained herein, and intending to be legally bound hereby, the Licensor and Licensee agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 “Affiliate” means, when used with reference to Licensee, any Entity directly or indirectly controlling, controlled by or under common control with Licensee. For purposes of this Agreement, “control” means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an Entity or the right to receive over fifty percent (50%) of the profits or earnings of an Entity, directly or indirectly.

1.2 “Calendar Quarter” means each three (3) month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

[Signature Page to Rutgers License Agreement]

1.3 “Calendar Year” means a period of twelve (12) months beginning on January 1 and ending on December 31.

1.4 “Combination Product” means any pharmaceutical product containing nalbuphine that (a) also contains any other active pharmaceutical ingredient or (b) is sold together for a single price with another product containing one or more other active pharmaceutical ingredients.

1.5 “Confidential Information” means (a) all Know-how and (b) all other technical information, unpatented inventions, trade secrets, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas and information, whether or not patentable or copyrightable, owned or controlled by either party (the “disclosing party”) and identified as confidential or proprietary at the time delivered or communicated to the other party (the “receiving party”) or within [**] thereafter.

1.6 “EMA” means the European Medicines Agency, or any successor entity thereto.

1.7 “Entity” means a corporation or other business entity.

1.8 “Fair Market Value” means with respect to any non-cash payment (a) received in the case of a Sale, Net Sales with respect thereto shall include the cash consideration that Licensee, its Affiliate or the Sublicensee, as the case may be, would realize from an unaffiliated, buyer in an arm’s length Sale of an identical Licensed Product sold in the same quantity and at the same time and place of the transaction, or (b) received in the case of a transaction other than a Sale, Sublicensing Revenue with respect thereto shall include the current value to Licensee or its Affiliates of such consideration they receive in such transaction, as determined in good faith by Licensee in consultation with Rutgers.

1.9 “FDA” means the United States Food and Drug Administration and all agencies under its direct control or any successor agency thereto.

1.10 “Field” means all human and animal uses.

1.11 “First EMA Approval” means the first Marketing Approval by the EMA for commercial sale of a Licensed Product.

1.12 “First FDA Approval” means the first approval by the FDA of an NDA for commercial sale of a Licensed Product.

1.13 “GAAP” means United States generally accepted accounting principles applied on a consistent basis, or any other accounting principles generally accepted for public companies in the United States such as International Financial Reporting Standards. Unless otherwise defined or stated, financial terms shall be calculated under GAAP.

1.14 “Generic Competition” means, with respect to a Licensed Product in a particular country in the Territory, any pharmaceutical product that (a) is marketed for sale by a Third Party, not authorized by Licensor or Licensee, and (b) receives regulatory approval in such country in reliance on the regulatory approval of such Licensed Product, and (c) is determined by a regulatory authority to be therapeutically equivalent to, interchangeable with, or substitutable for, such Licensed Product, all of the above (a), (b) and (c) only to the extent that such pharmaceutical product is actually being sold in the country in which it was approved for Sale.

1.15 “IND” means an Investigational New Drug Application, the filing of which with the FDA is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in the United States.

1.16 “Know-how” means any research information, technical information, technical data and other information and materials that are (a) necessary or useful to discover, develop, make, use or sell Licensed Products, (b) owned or controlled by Licensor, (c) generated (i) at Rutgers by or under the supervision of Dr. Mouradian or (ii) by MV or (iii) by SB all prior to the Effective Date, and (d) can be freely licensed to others by Licensor without incurring third party obligations and in view of Section 2.3 below, and, in any event, including the information and materials set forth on Appendix B. Licensor will provide copies of and materials constituting Know-how to Licensee upon Licensee’s reasonable request.

1.17 “Licensed Product(s)” means any product, material, kit, service, process or procedure that (a) if discovered, developed, made, used or sold in the absence of the license grants in this Agreement would infringe at least one Valid Claim of the Patent Rights and/or (b) utilizes Know-how.

1.18 “Major European Country” means any of France, Germany, Spain, Italy and the United Kingdom.

1.19 “Major Market Country” means any of the United States, the United Kingdom, Germany, Italy, Spain and France.

1.20 “Marketing Approval” means any approval, registration, license or authorization from any regulatory authority required to market and sell a Licensed Product in a jurisdiction and shall include an approval of an NDA.

1.21 “NDA” means a New Drug Application, Biologics License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of the Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.

1.22 “Net Sales” means the gross amount invoiced on Sales of a Licensed Product by Licensee, its Affiliates and Sublicensees to any Third Party, less the following deductions with respect to the Sale of such Licensed Product, in each case, calculated in accordance with GAAP, consistently applied:

(a) normal trade, cash and quantity discounts and other customary discounts actually given to customers in the ordinary course of business;

(b) rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls;

(c) government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;

(d) price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;

(e) reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by Licensee or its Affiliates or Sublicensees without reimbursement from any Third Party;

(f) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of Licensed Product (but not including taxes assessed directly against the income derived from such sale), net of any credits or allowances received by Licensee or its Affiliates or Sublicensees with respect to such taxes or charges;

(g) amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable party; and

(h) any item, substantially similar in character or substance to any of the foregoing, calculated in accordance with GAAP consistently applied and customary in the pharmaceutical industry to be deducted in the definition of net sales in a license agreement of this type.

Notwithstanding anything in this Agreement to the contrary, the transfer of a Licensed Product between or among Licensee, its Affiliates and Sublicensees will not be considered a Sale.

Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies shall not result in any Net Sales.

In the event a Licensed Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price of a Licensed Product that contains nalbuphine, but does not contain any other active pharmaceutical ingredient, when sold separately in finished form in the country in which the Combination Product is sold and B is the weighted (by sales volume) average sale price of the other active pharmaceutical ingredients included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both a Licensed Product that contains nalbuphine, but does not contain any other active pharmaceutical ingredient, and the other active pharmaceutical ingredients did not occur in such period, then in the most recent royalty reporting period during the preceding twelve (12) months in which sales of both occurred, if any. In the event that such average sale price cannot be determined for both a Licensed Product that contains nalbuphine, but does not contain any other active pharmaceutical ingredient, and all other active pharmaceutical ingredients included in the Combination Product, then the Licensee will in good faith determine a pro-rata allocation of the Net Sales that reflects the nalbuphine’s contribution to the Combination Product on an equitable basis.

1.23 “Patent Rights” means the following; (a) the U.S. patents and patent applications listed in Appendix A (hereafter referred to as “Patent Applications”); (b) any patents issuing on any such Patent Applications; (c) all direct and indirect divisions, RCE’s, continuations, continuations in part (but only to the extent that the subject matter of each such continuation-in-part is described in and enabled by the disclosure of any of the Patent Applications), re-examinations, reissues, substitutions, or extensions thereof and patents issuing from those patent rights described in (a) or (b) above or this (c); and (d) all foreign counterparts (including supplementary protection certificates) to any such patent rights.

1.24 “Phase III Trial” means any human clinical trial of a product that would satisfy the requirements of 21 CFR § 312.21(c), or equivalent laws outside of the United States.

1.25 “Royalty Term” means, with respect to a Licensed Product and a country, the period beginning on the date of the first commercial Sale of such Licensed Product in such country after receipt of Marketing Approval for such Licensed Product in such country and ending upon the later of (a) the date of expiration, unenforceability or invalidation of the last Valid Claim of the Patent Rights covering such Licensed Product in such country of Sale or (b) ten (10) years from the date of first commercial Sale of the first Licensed Product to be Sold anywhere in the world.

1.26 “Sale” means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Licensed Product(s). A Sale of Licensed Products(s) shall be deemed completed at the later of the time Licensee, its Affiliate or a Sublicensee, as the case may be, (i) invoices and (ii) ships such Licensed Product(s) to a third party unaffiliated with Licensee, its Affiliates and the applicable Sublicensee. If a particular unit of Licensed Product is sold by more than one of Licensee, an Affiliate, or a Sublicensee, the ultimate sale of such product (after deducting qualifying costs) shall be the sale considered for purposes of determining Net Sales.

1.27 “Sublicense” means any arrangement, however captioned and regardless of how the conveyances are referred to therein, in which Licensee directly or indirectly grants a sublicense under any of the intellectual property rights licensed to Licensee hereunder.

1.28 “Sublicensee” means a Third Party to a Sublicense.

1.29 “Sublicensing Revenue” means any payment received by Licensee or any of its Affiliates from any Sublicensee to the extent attributable to the Sublicense granted by Licensee to such Sublicensee under the Patent Rights with respect to a Licensed Product (which, with respect to non-cash consideration, shall be valued at Fair Market Value as of the date of receipt), excluding (a) funding or reimbursement for internal or out-of-pocket costs for filing, prosecution, maintenance, enforcement or defense of any Patent Rights; (b) amounts received for development activities directly related to Licensed Products; (c) the portion of amounts received by Licensee or any of its Affiliates for manufacturing or commercialization activities directly related to Licensed Products up to Licensee’s or any of its Affiliate’s fully-burdened internal costs or actual out-of-pocket costs with respect to such activities (and, for clarity, the portion of any such amounts received that are above such costs shall be considered Sublicensing Revenue); (d) the portion of any amounts received by Licensee or any of its Affiliates for the sale or transfer of any equity of Licensee or any of its Affiliates to a Sublicensee or any of its Affiliates up to the Fair Market Value of such equity (and, for clarity, the portion of any such amounts received that are above such Fair Market Value shall be considered Sublicensing Revenue); (e) the portion of the value of, or portion of amount received for, any debt security issued by Licensee or any of its Affiliates to a Sublicensee or other loan made to Licensee or any of its Affiliates by a Sublicensee in an arms’ length debt financing up to the Fair Market Value of such security or loan (and, for clarity, the portion of any such amounts received that are above such Fair Market Value shall be considered Sublicensing Revenue); (f) any royalties received by Licensee or any of its Affiliates from a Sublicensee; and (g) the portion of any milestone or other payment received by Licensee or any of its Affiliates from a Sublicensee that is actually paid to Licensor. For clarity, to the extent that Licensee or any of its Affiliates sublicenses rights to a Sublicensee under the Patent Rights and the Know-how, and also licenses or sublicenses rights to such Sublicensee under any other intellectual property rights, Licensee, in consultation with Licensor, will in good faith allocate the relevant consideration received from such Sublicensee to reflect the value of the Patent Rights and the Know-how to the overall transaction value.

1.30 “Successful Phase III Trial” means a Phase III Trial that (a) achieves an efficacy endpoint of 0.05 p-value on the primary endpoint with respect to the Licensed Product in Levodopa Induced Dyskinesia and (b) has not generated an adverse effect or any safety signal that, alone or with other factors, would cause Licensee to stop development of the Licensed Product for Levodopa Induced Dyskinesia. Notwithstanding any of the foregoing, if Licensee decides to initiate another pivotal Phase III Trial, following the completion of the first Phase III Trial for such Licensed Product, without doing additional animal or other preclinical work or any clinical trial, this will be deemed as a Successful Phase III Trial.

1.31 “Territory” means worldwide.

1.32 “Third Party” means any person or Entity other than a Party or any of its Affiliates or their respective employees.

1.33 “Valid Claim” means, with respect to the Patent Rights: (a) a claim in an issued patent which has not (i) expired, (ii) been finally adjudicated or admitted as invalid or unenforceable, or (iii) been abandoned; or (b) a claim in a pending application (or a claim of greater scope) which is actively being prosecuted in good faith for not more than [**] (or [**]).

ARTICLE 2 - LICENSE GRANT

2.1 Licensor grants to Licensee for the term of this Agreement (a) a royalty-bearing right and exclusive license, with the right to grant and authorize sublicenses, under the Patent Rights, to make, have made, use and have used, import and have imported, offer for sale and sell, and have offered for sale and have sold, Licensed Products in the Field within the Territory and (b) a non-exclusive, royalty-bearing license, with the right to grant and authorize sublicenses, to use the Know-how to discover, develop, make, have made, use and have used, import and have imported, offer for sale and sell, and have offered for sale and have sold, and to practice, develop and commercialize Licensed Products in the Field within the Territory. No other rights or licenses are granted hereunder either expressly or by implication or estoppel. Licensee may delegate performance of duties and obligations under this Agreement to its Affiliates, and may grant sublicense to its Affiliates, but Licensee shall at all times have primary responsibility and liability for the performance of all Licensee duties and obligations arising under this Agreement, whether or not so delegated or assigned.

2.2 Licensor retains the right to practice under the Patent Rights for its own non-commercial educational and research purposes, including the right (a) to provide the Patent Rights to governmental laboratories and (b) to perform research for non-commercial purposes (provided such research is not sponsored by any for-profit entity), and to publish the results thereof.

2.3 Some Know-how may have been made available to the public without restriction prior to the Effective Date.

ARTICLE 3 - SUBLICENSES

3.1 The right to grant sublicenses conferred upon Licensee under this Agreement is subject to the following conditions.

3.2 Each such sublicense shall be subject to the applicable terms and conditions of the license granted to Licensee under this Agreement.

3.3 The legally controlling language of any sublicense shall be English, or such sublicense shall be translated into English. Licensee shall forward to Licensor, within [**] of execution, a complete and accurate copy of each sublicense granted hereunder (including sublicenses to Affiliates). Licensor’s receipt of such sublicense shall not constitute a waiver of any of Licensor’s rights or Licensee’s obligations hereunder.

3.4 Provided any direct Sublicensee is in full compliance with its respective Sublicense agreement with Licensee, then upon termination of this Agreement, to the extent requested by Licensee in writing, such Sublicense survive and become a direct licensee from Licensor, and such direct license by Licensor: (i) will not encumber Licensor with any obligations, responsibilities, and/or liabilities beyond those assumed by Licensor under this Agreement, (ii) will not diminish any rights and benefits that Licensor has under this Agreement with respect to such Sublicense, and (iii) will not entitle Licensor to any rights or benefits (including any payment) that are greater than those Licensor would have received with respect to such Sublicense under this Agreement.

3.5 Notwithstanding any such Sublicense, Licensee shall remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in this Agreement; provided, however that this Section 3.5 shall not apply to any act or omission of any Sublicensee that retains any licenses under the Patent Rights or Know-how following the termination of this Agreement in accordance with Section 3.4.

ARTICLE 4 - FEES, ROYALTIES, ANNUAL AND MILESTONE PAYMENTS, OTHER PAYMENTS AND EQUITY

4.1 Licensee shall pay to Licensor on the Effective Date a license issue fee of $[**].

4.2 Licensee agrees to pay to Rutgers a tiered royalty as follows:

(a) Subject to Sections 4.2(c) and 4.2(d), Licensee shall pay to Licensor a tiered royalty on aggregate annual Net Sales of Licensed Products as defined in Section 1.17(a) during the applicable Royalty Term until the expiration, unenforceability or invalidation of the last Valid Claim of the Patent Rights covering such Licensed Product in such country (in each case, with respect to each applicable Licensed Product and country) as follows:

For the portion of Aggregate Annual Royalty-Bearing Net Sales during the relevant Calendar Year	Royalty Rate
First $[**]	[**]%
For the portion that is greater than $[**] and less than or equal to $[**]	[**]%
For the portion that is greater than $[**] and less than or equal to $[**]	[**]%
For the portion that is greater than $[**] and less than or equal to $[**]	[**]%
For the portion that is greater than $[**]	[**]%

(b) Subject to Sections 4.2(c) and 4.2(d), Licensee shall pay to Licensor a tiered royalty on aggregate annual Net Sales of Licensed Products as defined in Section 1.17(b) equivalent to [**] of the applicable tiered royalty outlined in 4.2(a) during the applicable Royalty Term following the expiration, unenforceability or invalidation of the last Valid Claim of the Patent Rights covering such Licensed Product in such country (in each case, with respect to each applicable Licensed Product and country).

(c) For Licensed Products on which a royalty is paid to a Third Party, the foregoing royalties may be reduced by up to [**] percent ([**]%) of any royalties actually paid to the Third Party, but in no event shall this Section 4.2(c) reduce the royalties payable with respect to Licensed Products to less than [**] percent ([**]%) of the royalties otherwise payable in accordance with Sections 4.2(a) or 4.2(b). Notwithstanding any of the foregoing, this reduction shall not apply to Licensee’s obligations existing as of the Effective Date to pay a royalty to a Third Party with respect to the applicable Licensed Product and country, and shall not apply to Licensee’s obligations to make payments to MentiNova.

(d) If at any time during the Royalty Term Generic Competition exists in a given country with respect to a Licensed Product, then the royalty rates used to calculate the royalties with respect to such Licensed Product in such country shall be reduced by [**] percent ([**]%) for so long as such Generic Competition exists. Notwithstanding any of the foregoing, in no event shall this Section 4.2(d) as well as the preceding Section 4.2(c) reduce the royalties payable with respect to Licensed Products to less than [**] percent ([**]%) of the royalties otherwise payable in accordance with Sections 4.2(a) or 4.2(b).

(e) On a Licensed Product-by-Licensed Product and country-by-country basis, the license granted in Section 2.1(a) shall become perpetual, fully paid-up, irrevocable and royalty-free at the end of the applicable Royalty Term.

(f) For the sake of clarity, no royalty or other payment obligations will accrue with regard to any Licensed Product in a country in which, as of the relevant time, the Royalty Term has expired.

4.3 Licensee shall pay to Licensor on each anniversary of the Effective Date, a non-refundable annual license fee as follows and each of such fees will be creditable against royalties due during the twelve (12) months following the due date for the payment of the annual fee:

PERIOD
[**] anniversaries:	[**]
[**] anniversary:	[**]
[**] anniversary:	[**]
[**] anniversary	[**]
[**] anniversary and each anniversary thereafter	[**]

4.4 For Licensed Product(s) reaching a milestone listed below while such Licensed Product is covered by a Valid Claim in the applicable Major Market Country, Licensee shall pay the following milestone payments within [**] after the reaching of each milestone by Licensee, its Affiliates or its Sublicensees, and shall report the reaching of each milestone within [**] after becoming aware that it is reached:

(a) $[**] upon the [**] (or its equivalent in a Major Market Country) for a Licensed Product in any formulation;

(b) $[**] upon the [**] received in a Major Market Country for a Licensed Product in any formulation;

(c) $[**] upon the [**] received in a Major Market Country (whether [**]) for a Licensed Product in any formulation;

(d) $[**] upon first achievement of annual Net Sales in the Territory of over $[**] for all Licensed Product(s).

For the sake of clarity, each such payment is payable no more than once and only with respect to the first achievement of the relevant event for a Licensed Product. In no event shall all such payments, in the aggregate, total more than $268,000.

4.5 In addition, in lieu of the payments that MentiNova would have paid to Licensor had Licensee been a sublicensee of MentiNova under the MentiNova/Rutgers Agreement paying non-royalty consideration to MentiNova, for Licensed Product(s) reaching a milestone listed below while such Licensed Product is covered by a Valid Claim in a Major Market Country, Licensee shall pay the following milestone payments within [**] after the reaching of each milestone by Licensee, its Affiliates or its Sublicensees, and shall report the reaching of each milestone within [**] after becoming aware that it is reached:

“Milestone Event”	“Milestone Payment”
(A) [**]	[**]
(B) [**]	[**]
(C) [**]	[**]

For the sake of clarity, each Milestone Payment is payable no more than once and only with respect to the first achievement of the relevant Milestone Event for a Licensed Product. In no event shall all Milestone Payments, in the aggregate, total more than $62,500. In no event shall any Milestone Payment be payable after the end of the expiration of the last Valid Claim of the Patent Rights.

4.6 Licensee shall pay to Licensor [**] percent ([**]%) of all Sublicensing Revenue received by Licensee from Sublicensing within [**] of receipt by Licensee, payable in U.S. dollars to Licensor.

4.7 Royalties payable pursuant to Section 4.2 hereof and received during a Calendar Quarter by Licensee or its Affiliates shall be paid within [**] following the last day of the applicable Calendar Quarter or, with respect to royalties payable by Sublicensees hereunder, within [**] following Licensee’s receipt of such royalties associated with the applicable Net Sales by Sublicensees in such Calendar Quarter.

4.8 Net Sales of any Licensed Product(s) shall not be subject to more than one assessment of the scheduled royalty.

4.9 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Licensor under this Agreement shall be made in United States dollars by check or bank transfer payable to Licensor. Licensee shall be responsible for all bank transfer charges.

4.10 If Licensee receives Sublicensing Revenue, or revenues from Sales of Licensed Product(s), in currency other than United States dollars, such revenues shall be converted into United States dollars prior to payment to Licensor (i) at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Quarter or (ii) using the average rate of exchange over the applicable Calendar Quarter to which the Sales relate, in accordance with GAAP and the then current standard methods of Licensee or the applicable Sublicensee, to the extent reasonable and consistently applied. If Licensee chooses option (ii), Licensee will provide Licensor with the specific exchange rate translation methodology used for a particular country or countries. If legal restrictions in a country prevent the acquisition or prompt remittance of United States dollars to Licensor with respect to royalties on Sales of Licensed Product(s) in such country, Licensee shall make timely payment to Licensor from Licensee’s other sources of U. S. dollars.

4.11 Licensee shall pay Licensor all patent costs relating to Patent Rights, as further described in and in accordance with Article 9 hereof.

4.12 Licensee shall be responsible for paying any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales occurring in any such country. Any tax required to be withheld under applicable law on amounts payable under this Agreement will promptly be paid by Licensee or its Affiliates or Sublicensees on behalf of Licensor to the appropriate governmental authority, and Licensee will furnish Licensor with proof of payment of such tax. Licensee shall also be responsible for all bank transfer charges.

4.13 Amounts due to Licensor under this Agreement that are not paid when due shall accrue interest from the due date until paid, at a rate equal to [**] percent ([**]%) per month (or the maximum allowed by law, if less).

ARTICLE 5 - ROYALTY, PROGRESS AND PAYMENT REPORTS

5.1 Licensee shall deliver to Licensor with each payment made pursuant to Section 4.7 herein a report, certified by the chief financial officer of Licensee, setting forth in reasonable detail the calculation of the royalties, as well as all other payments due to Licensor pursuant to the terms of Article 4 of this Agreement. Each report shall include, without limitation, to the extent applicable to the payments due hereunder:

5.1.1 Number of Licensed Product(s) involved in Sales, listed by country;

5.1.2 Gross sales of Licensed Product(s);

5.1.3 Deductions for purposes of the calculation of Net Sales, listed by category of deduction;

5.1.4 Net Sales of Licensed Product(s) listed by country;

5.1.5 Royalties owed to Licensor;

5.1.6 Deductions from royalties owed because of annual fees paid under Section 4.3;

5.1.7 Calculation of Licensor’s share of any Sublicensing Revenue received and subject to payment under Section 4.6; and

5.1.8 Listing and accounting for any other payments due to Licensor pursuant to Article 4 hereof.

5.2 Licensee shall maintain and cause its Affiliates and Sublicensees to maintain, complete and accurate books and records in accordance with GAAP consistently applied that enable the royalties due hereunder to be verified. The records for each Calendar Quarter shall be maintained for [**] after the Sales for which a report is required to be submitted under Section 5.1 hereof. Upon reasonable prior notice to Licensee, Licensor’s certified public accountants who agree to a reasonable confidentiality agreement with the audited party shall have access to all books and records relating to the reports due under Section 5.1 and the royalty payments due under Article 4, in each case for such [**] period. Such access shall be available during normal business hours, upon reasonable written notice of no less than [**], not more than [**] and for each of [**] after the expiration or termination of this Agreement, and no record shall be audited more than [**]. If Licensor determines that Licensee has underpaid royalties or other payments due by [**] percent ([**]%) or more, Licensee will pay the costs and expenses of Licensee’s accountants in connection with their review and/or audit. Licensee will pay any undisputed overdue amounts, as well as late interest charges in accordance with Section 4.13, within [**] of notification to it of underpayment with supporting documentation. Licensor shall repay any undisputed overpaid amounts within [**] of notification to it of such overpayment with supporting documentation.

5.3 Beginning [**] after the Effective Date, and [**] thereafter, Licensee shall, within [**] before or after each [**], submit to Licensor a progress report covering Licensee’s activities related to the research, development and testing of all Licensed Product(s) and the obtaining of applicable governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product in each country of the Territory.

5.4 The progress reports submitted under Section 5.3 shall include sufficient information to enable Licensor to determine Licensee’s progress in fulfilling its obligations under Article 6, including, but not limited to, the following topics:

•	summary of work completed, including key scientific results, market analysis

•	summary of work in progress, including product development and testing and progress in obtaining government approvals

•	current schedule of anticipated events or milestones

•	market plans for introduction of Licensed Product(s) once a Licensed Product is in a Phase III Trial

•	summary of resources (dollar value) spent in the reporting period for research, development, and marketing of Licensed Product(s)

•	activities in obtaining Sublicensees and a summary of activities of Sublicensees

•	uncertified financial statements (and certified financial statements where available) as of the end of the previous Calendar Quarter

ARTICLE 6 - DILIGENCE

6.1 Licensee shall use commercially reasonable efforts, and require its Sublicensees to use commercially reasonable efforts, to commercialize at least one Licensed Product in one Major Market Country and will report on such efforts to Licensor [**] in accordance with Section 5.3. The granting of a license by Licensee of the Patent Rights to an established commercial partner for further development and commercialization shall be considered a non-limiting example of the use of commercially reasonable efforts, provided the commercial partner undertakes the applicable obligations under this Agreement.

6.2 In addition to the above, if Licensee:

6.2.1 does not [**] for a Licensed Product within [**] after the Effective Date(s) (except as extended below); and

6.2.2 does not [**] on nalbuphine for Levodopa Induced Dyskinesia within [**] following the [**] described in 6.2.1 above (except as extended below),

then Rutgers may provide a notice to Licensee reminding Licensee of the foregoing, and the date described in Section 6.2.1 shall be extended by [**] from the date described in Section 6.2.1 with payment to Rutgers of [**] Dollars ($[**]) within [**] from Licensee’s receipt of such notice (the date described in Section 6.2.2 shall be extended for a comparable period); and only if Licensee does not hold a [**] for a Licensed Product within such extended period and does not [**] on nalbuphine for Levodopa Induced Dyskinesia within such extended period, may Rutgers terminate this Agreement.

ARTICLE 7 - CONFIDENTIALITY

7.1 Each receiving party shall maintain in confidence, not disclose to any third party (other than its Affiliates, its or its Affiliate’s directors, officers, agents, employees, consultants, contractors, distributors, attorneys, accountants, financing sources, representatives and actual or potential investors, acquirers or Sublicensees (collectively, “Representatives”)), and use only to perform its obligations or exercise its rights under this Agreement, all Confidential Information received from the disclosing party pursuant to this Agreement. Each receiving party agrees to ensure that its employees, Affiliates, Sublicensees and other Representatives, as applicable, have access to the disclosing party’s Confidential Information only on a need-to-know basis and are obligated in writing or by professional ethical obligations to abide by obligations reasonably consistent with the receiving party’s obligations under this Article 7. The foregoing obligations shall not apply to (and Confidential Information shall not include):

7.1.1 information that is known to the receiving party or independently developed by the receiving party prior to the time of disclosure, in each case, to the extent evidenced by written records; or

7.1.2 information disclosed to the receiving party by a third party that has a right to make such disclosure without restriction; or

7.1.3 information that is or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person obtaining such information as a matter of right, including the right to publish, or otherwise other than through a breach of this Article 7 by the receiving party or any of its Representatives; or

7.1.4 information that is required to be disclosed by order of governmental authority or a court of competent jurisdiction; provided that the receiving party shall use its commercially reasonable efforts to obtain confidential treatment of such information by the agency or court; or

7.1.5 Know-how that is necessary to be disclosed in order for Licensed Product(s) to be developed and commercialized as intended herein by the parties, provided the receiving party uses commercially reasonable efforts to disclose such information under obligations of confidentiality and limited use reasonably consistent to those contained in this Section 7.1.

7.2 The confidentiality and use obligations set forth in Section 7.1 herein shall apply during the term of this Agreement and for [**] after termination or expiration of this Agreement.

7.3 Licensor shall not provide any Confidential Information to Licensee except the Know-how and the information to be provided in accordance with Articles 9 and 10.

ARTICLE 8 - TERM AND TERMINATION

8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall commence on the Effective Date, and shall remain in effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration, unenforceability or invalidation of the last Valid Claim of the Patent Rights licensed under this Agreement covering such Licensed Product in such country, or ten (10) years from the date of first commercial Sale of the first Licensed

Product to be Sold anywhere in the world, whichever is later, following which the licenses granted hereunder with regard to such Licensed Product in such country shall be perpetual, fully paid-up, irrevocable and royalty-free.

8.2 Licensee may, at its option, terminate this Agreement at any time by doing all of the following:

8.2.1 by giving ninety (90) days written notice to Licensor of Licensee’s intent to terminate; and

8.2.2 by tendering payment of all accrued royalties and amounts due under this Agreement as of the last day of the 90 day period referred to in Section 8.2.1.

8.3 To the extent not prohibited by applicable law, Licensor shall have the right to terminate this Agreement by giving written notice of termination to Licensee at any time upon or after: (i) the filing by Licensee of a petition of bankruptcy or insolvency; (ii) any adjudication that Licensee is bankrupt or insolvent; (iii) the filing by Licensee of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of Licensee under any law relating to bankruptcy or insolvency; (iv) the appointment of a receiver for all or substantially all of the assets of Licensee; (v) the making of any assignment or attempted assignment for the benefit of creditors; or (vi) the institution of any proceeding or passage of any resolution for the liquidation or winding up of Licensee’s business or for termination of its corporate life except as part of a corporate restructuring.

8.4 Either party may terminate this Agreement upon [**] written notice of default upon breach of any provision of this Agreement by the other party and the failure to cure such breach within such [**] period.

8.5 Upon early termination of this Agreement or expiration of this Agreement in its entirety, the receiving party shall, at the disclosing party’s request, return to the disclosing party all the disclosing party’s Confidential Information except with respect to any Confidential Information for which the receiving party retains a license that survives such termination or expiration.

8.6 Licensee’s obligations to make payments accrued under Article 4 hereof shall survive early termination or expiration of this Agreement. In addition, the provisions of Sections 3.4, 3.5, 5.2, 8.5, 8.6, 8.7, 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10, 13.12, 13.13 and Articles 1, 7, 10, 11, and 12, and any licenses that became perpetual pursuant to Section 8.1, shall survive the early termination or expiration of this Agreement.

8.7 Any termination or expiration of this Agreement shall not relieve Licensee or Licensor of any obligation or liability accrued hereunder prior thereto or rescind anything done by Licensee or any payments made to Licensor prior thereto, and such termination or expiration shall not affect in any manner any rights of Licensor or Licensee arising under this Agreement prior to such termination or expiration.

ARTICLE 9 - PATENT MAINTENANCE AND REIMBURSEMENT

9.1 So long as Licensee is current with its obligations to pay patent costs and provided that Licensee has not transferred counsel as provided in this Section 9.1, Licensor shall be responsible, in accordance with its customary patent prosecution practices, for preparing, filing, prosecuting and maintaining the Patent Rights licensed hereunder, using counsel of its choice. At any time Licensee may transfer counsel from that selected by Licensor to another acceptable to both parties and assume all further actions. Licensor’s counsel shall take instructions only from Licensor. Licensee’s counsel shall take instructions only from Licensee. Licensor shall keep Licensee informed and apprised of the continuing prosecution of Patent Rights while it is responsible for prosecuting the Patent Rights licensed hereunder and shall seek reasonable advance consultation from Licensee and will in good faith consider accepting Licensee’s advice. Licensor will copy Licensee on all correspondence with the patent office related to the Patent Rights. Licensee agrees to keep patent prosecution documentation and correspondence confidential in accordance with Article 7. If counsel is transferred to counsel chosen by Licensee with Licensor’s written approval, Licensee shall keep Licensor informed and appraised of the continuing prosecution of Patent Rights and shall seek reasonable advance consultation from Licensor and will in good faith consider accepting Licensor’s advice. Licensee will copy Licensor on all correspondence with the patent office related to the Patent Rights while it is responsible for prosecuting the Patent Rights licensed hereunder. Licensor agrees to keep patent prosecution documentation and correspondence confidential.

9.2 All future costs associated with preparing, filing, prosecuting, and maintaining the licensed Patent Rights after the Effective Date, including but not limited to declaratory judgments, interferences, oppositions, reexaminations, and reissues, shall be borne by Licensee. All such reasonable patent costs shall be payable by Licensee to Licensor within [**] of the billing date. If Licensee fails to pay such reasonable patent costs in a timely manner as required in this Section 9.2, Licensor may, at its discretion, require Licensee to pay estimated patent costs in advance as a condition for maintaining this license. Licensee shall have the right to review and comment on patent bills from outside counsel upon request.

9.3 If Licensee notifies Licensor that it does not wish to pursue prosecution or maintenance of Patent Rights for any matter in any country for which Licensor deems it necessary or appropriate to prosecute or maintain, Licensor may assume responsibility for prosecution and maintenance of such matter and such Patent Rights and assume such costs. If Licensee notifies Licensor that it does not wish to pay the patent costs for any Patent Rights for any matter in any country, Licensor may assume responsibility for prosecution and maintenance of such matter and such Patent Rights and assume such costs, in which case Licensee’s license for such Patent Rights and obligations under this Article 9 in such country shall terminate.

9.4 Licensee, its Affiliates and its Sublicensees shall comply with all United States and foreign laws with respect to patent marking of Licensed Products.

ARTICLE 10 - INFRINGEMENT AND LITIGATION

10.1 Licensor and Licensee are responsible for notifying each other promptly of any infringement of Patent Rights that may come to their attention and actual or threatened claims by third parties against the Patent Rights. The parties shall consult with one another in a timely manner concerning any appropriate response thereto.

10.2 Licensee shall have the first right, but not the obligation to prosecute such infringement or defend such claims at its own expense. Financial recoveries from any enforcement action, including settlements thereof, will first be applied to reimburse the expenses of both parties for such enforcement action with the balance being retained by Licensee and considered Net Sales of a Licensed Product and subject to the royalties in Section 4.2. The parties may agree to other arrangements should they desire.

10.3 In any action to enforce or defend any of the Patent Rights, either party, at the request and expense of the other party, shall cooperate to the fullest extent reasonably possible, including joining such action. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

ARTICLE 11 - DISCLAIMER OF WARRANTY, INDEMNIFICATION AND INSURANCE

11.1 (i) LICENSOR REPRESENTS AND WARRANTS THAT (A) IT HAS THE RIGHT TO GRANT THE LICENSES HEREUNDER AND TO MAKE THE ACKNOWLEDGEMENT SET FORTH IN SECTION 13.13, AND (B) TO THE BEST OF LICENSOR’S KNOWLEDGE, AS OF THE EFFECTIVE DATE, LICENSOR HAS NO RIGHTS IN ANY PATENT OR PATENT APPLICATION (OTHER THAN THE PATENT RIGHTS (AS DEFINED IN SECTION 1.23)) THAT COVER THE MANUFACTURE, USE, SALE, IMPORTATION, EXPORT OR OFFER FOR SALE OF A PRODUCT SOLELY CONTAINING NALBUPHINE. (ii) EXCEPT AS SET FORTH IN SECTION 11.1(i) OR WITH RESPECT TO A BREACH THEREOF, (A) THE PATENT RIGHTS AND KNOW HOW ARE PROVIDED ON AN “AS IS” BASIS, AND NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE WITH RESPECT THERETO BY LICENSOR; BY WAY OF EXAMPLE BUT NOT OF LIMITATION, NO REPRESENTATIONS OR WARRANTIES ARE MADE (a) OF COMMERCIAL UTILITY OR (b) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (c) THAT THE USE OF THE PATENT RIGHTS, KNOW-HOW, OR THAT MAKING, USING OR SELLING LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS; (B) LICENSOR SHALL NOT BE LIABLE TO LICENSEE, ITS AFFILIATES, OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE PATENT RIGHTS OR KNOW-HOW, OR FROM THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCT(S); OR (C)

NEITHER PARTY IS LIABLE FOR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR, DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (IT BEING UNDERSTOOD THAT THE PARTIES DO NOT INTEND TO LIMIT THE PAYMENT OBLIGATIONS UNDER ARTICLE 4 AS THEY BECOME DUE AND PAYABLE PURSUANT TO THE TERMS THEREIN).

11.2 Licensee represents as of the Effective Date that: (i) Licensee has been given an opportunity to conduct due diligence with respect to all items and issues pertaining to this Agreement; (ii) it is a duly organized, valid legal entity of the form indicated in the preamble to this Agreement with the power to own all of its properties and assets and to carry on its business as it is currently being conducted, and is in good standing under the laws of its jurisdiction of organization as indicated in the preamble of this Agreement; and (iii) it has been duly authorized and no further approval, corporate or other appropriate power, is required to execute, deliver, and perform this valid and binding agreement in accordance with the terms and conditions herein, including its obligations hereunder.

11.3 To the maximum extent permitted by applicable law, and subject to Licensor’s compliance with Section 11.1, Licensee shall defend, indemnify and hold harmless Rutgers, its trustees, officers, agents and employees, MV and SB (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees) with respect to any Third Party claim (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of: (i) the development, use, manufacture, promotion, sale or other disposition, of any Know-how, Patent Rights or Licensed Product(s) by Licensee, its Affiliates or their respective assignees, Sublicensees, vendors or distributors (other than by the applicable Indemnified Party); and (ii) breach by Licensee or its Affiliates of any covenant or agreement contained in this Agreement. Without limiting the foregoing but subject to Licensor’s compliance with Section 11.1, Licensee will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

11.3.1 any product liability or other claim of any kind related to the use by a third party of a Licensed Product(s) that was developed, manufactured, sold or otherwise disposed by Licensee, its Affiliates or their assignees, Sublicensees, vendors or distributors (other than by the applicable Indemnified Party); and/or

11.3.2 a claim by a Third Party that the design, composition, manufacture, use, sale or other disposition by Licensee, its Affiliates or their assignees, Sublicensees, vendors or distributors of any Licensed Product(s) infringes or violates any patent, copyright, trademark or other intellectual property rights of such Third Party.

11.4 The right to indemnification shall be subject to this Section 11.4. The Indemnified Party shall notify Licensee of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section 11.3. Licensee shall have the obligation to defend any such claim or action, at its cost and expense, and the Indemnified Parties shall reasonably cooperate with Licensee. Neither party shall settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on the other party without such other party’s prior written consent. If Licensee fails or declines to assume the defense of any such claim or action within [**] after notice thereof, Licensor may assume the defense of such claim or action and Licensee shall bear the reasonable out-of-pocket expenses of such defense. The indemnification rights of Licensor or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

11.5 Licensee shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $[**] combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of Licensee’s or its Affiliates’ performance of this Agreement. Licensee insurance shall be primary coverage, and Licensor insurance or self-insurance shall be excess coverage and non-contributory.

11.6 The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Rutgers, MV and SB as additional insureds with respect to Licensee’s performance of this Agreement. Licensee shall provide Licensor with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that Licensee’s insurance carrier(s) notify Licensor in writing at least [**] prior to cancellation or material change in coverage.

11.7 Licensor shall periodically review the adequacy of the minimum limits of liability specified herein. Licensor reserves the right to require Licensee to reasonably adjust such coverage limits accordingly. The specified minimum insurance amounts shall not constitute a limitation on Licensee’s obligation to indemnify Licensor or other Indemnified Parties under this Agreement.

ARTICLE 12 - USE OF LICENSOR’S NAME; INDEPENDENT CONTRACTOR

12.1 Licensee and its employees and agents shall not use, and Licensee shall not permit its Affiliates or Sublicensees to use, Licensor’s name, any adaptation thereof, any Licensor logotype, trademark, service mark or slogan or the name mark or logotype of any Licensor representative or organization in any way without the prior written consent of Licensor or such representative or organization, in each instance unless required by applicable law.

12.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Licensor and Licensee as partners, or as creating any other form of legal association or arrangement that would impose liability upon one party for the act or failure to act of the other party.

ARTICLE 13 - MISCELLANEOUS PROVISIONS

13.1 Licensee shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of Licensed Product(s). Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations hereunder are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the responsible agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that a license is not required nor that, if required, it will issue.

13.2 This Agreement and the rights and duties appertaining thereto may not be assigned by Licensee, except as set forth below, without first obtaining the express written consent of Licensor. Any such purported assignment not described below, without the written consent of Licensor, shall be null and of no effect. It is understood that Licensee will have the right to assign this Agreement (a) to an Affiliate, subject to the provisions of Section 2.1, and (b) to a third party in connection with Licensee’s merger, consolidation, or assignment or transfer of that part of its business that relates to this Agreement, provided that all applicable terms of this Agreement will be assumed by the assignee.

13.3 Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received (i) when personally delivered, or (ii) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, or (iii) as of the date dispatched if sent by public overnight courier (e.g., Federal Express), or (iv) or as otherwise agreed upon in writing by the parties, and addressed as follows:

If for Licensor:

Rutgers:

Office of Research Commercialization

ATTN: Executive Director, Licensing & IP

33 Knightsbridge Rd.

Piscataway, NJ 08854

If for Licensee:

Trevi Therapeutics, Inc.

ATTN: Jennifer Good

195 Church Street, 14th Floor

New Haven, CT 06510

With a copy to:

WilmerHale

ATTN: Stuart Falber

60 State Street

Boston, MA 02109

Each party may change its official address upon written notice to the other parties.

13.4 This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law provisions, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

13.5 This Agreement embodies the entire understanding of the parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. Any modification of this Agreement shall be in writing and signed by an authorized representative of each party.

13.6 In the event that Licensor or Licensee perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably within [**] of initial notice of dispute by Licensor or Licensee, as the case may be, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of New Jersey with respect to any and all disputes relating to this Agreement.

13.7 A waiver by Licensor or Licensee of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement or a subsequent breach of the same provision.

13.8 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, (a) such invalidity, illegality or unenforceability shall not affect any other provisions hereof, (b) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and if the provision at issue is a commercial term, it shall be equitably reformed so as to maintain the overall economic benefits of the Agreement as originally agreed upon by the parties, and (c) this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

13.9 The headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

13.10 Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto or their permitted assigns, any benefits, rights or remedies, except as set forth in Section 3.4.

13.11 Neither Licensee nor its Affiliates shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the parties, except as required by law, without the prior written approval of the Licensor, which approval shall not be unreasonably withheld; provided, however, that nothing herein shall restrict Licensee, any of its Affiliates or any Sublicensee from publicizing any information with respect to the development, manufacture or commercialization of any Licensed Product.

13.12 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13 Licensee may enter into other agreements relating to this Agreement with Dr. Mouradian or other Rutgers employees or students provided such agreements are in full compliance with all of Rutgers policies and legal rights. Rutgers hereby acknowledges and agrees that the Consulting Agreement between Licensee and Dr. Mouradian dated as of September 22, 2018 is in full compliance with all of Rutgers policies and legal rights.

13.14 In the event of a failure of performance due under the terms of this Agreement by Licensee if it becomes necessary for Licensor to undertake legal action against Licensee on account thereof, then Licensor shall be entitled to seek reasonable attorney’s fees in addition to costs and necessary disbursements if it prevails in such legal action.

[Signature Page Follows]

IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives on the date first set forth above.

FOR LICENSOR:
RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

/s/ Tatiana Litvin-Vechnyak
NAME: Tatiana Litvin-Vechnyak TITLE: Executive Director, Licensing & IP

FOR LICENSEE:
TREVI THERAPEUTICS, INC.

/s/ Jennifer Good
NAME: Jennifer Good TITLE: President and Chief Executive Officer

[Signature Page to Rutgers License Agreement]

APPENDIX A

LIST OF PATENT APPLICATIONS FILED AND PATENTS ISSUED AS OF THE EFFECTIVE DATE

Application Number	Name	Status
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

APPENDIX B

KNOW-HOW

[**]